UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2015

CRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	000-24049	04-2372210
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

200 Clarendon Street, Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 425-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2015, the compensation committee of our board of directors set the performance criteria and goals for and target and maximum amounts payable under performance awards based on fiscal 2015 performance granted to our executive officers under our cash incentive plan. These performance awards are payable in cash and only to the extent certain performance goals specified by our compensation committee are achieved in fiscal 2015. For each of our executive officers, 70% of the target amount payable under the executive officer’s performance award is tied to the achievement of performance goals based on objective financial criteria as follows: 35% of this target amount is tied to our consolidated fiscal 2015 non-GAAP net revenue and 35% of this target amount is tied to our consolidated fiscal 2015 non-GAAP Adjusted EBITDA. For these purposes, these non-GAAP financial metrics will exclude the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee, and Adjusted EBITDA will generally exclude from income from operations the following non-cash expenses: depreciation and amortization, share-based compensation expense, and amortization of forgivable loans. For each of our executive officers, the remaining 30% of the target amount payable under the executive officer’s performance award is tied to the achievement of specified subjective individual performance goals. The payment made under this individual component of the performance award granted to our president and chief executive officer, Paul Maleh, cannot in any event exceed an objective formula amount determined based upon our consolidated fiscal 2015 non-GAAP Adjusted EBITDA. In addition to the components described above, our executive vice president and chief strategy officer, Arnold Lowenstein, will have the opportunity to receive a supplemental payment under his performance award based on revenue sourcing. The components of these performance awards with payments tied to or limited by the achievement of objective financial criteria are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, and the components of these performance awards with payments tied to the achievement of specified subjective individual performance goals and not so limited are not.  The target and maximum amounts payable to our executive officers under these performance awards are as follows: Mr. Maleh - target of $900,000 and maximum of $1,638,000; Chad Holmes, our chief financial officer, executive vice president and treasurer - target of $275,000 and maximum of $500,500; and Mr. Lowenstein - target of $200,000 and maximum of $364,000 (which does not include the payment under the component of his award based on revenue sourcing, as this component does not have any predetermined limit). The amounts actually paid under each of these performance awards may be reduced from the formula amount, in part or in full, by our compensation committee in its full discretion.  In addition, our compensation committee may in its discretion reduce or defer any amount otherwise payable under each of these performance awards for purposes of preserving the deductibility of the compensation payable to our executive officers.

In addition, on April 3, 2015, our compensation committee determined the annual rates of base salary for our executive officers for fiscal 2015, which are as follows: Mr. Maleh - $660,000; Mr. Holmes -  $350,000 ; and Mr. Lowenstein - $400,000. The committee also established the following target grant date fair values for grants of equity compensation to our executive officers under our long-term incentive program and our 2006 equity incentive plan: Mr. Maleh - $1,000,000; Mr. Holmes - $300,000; and Mr. Lowenstein - $300,000.  Our compensation committee retains the discretion to decide the timing, amount and terms of these equity grants, if any.

As we announced on October 1, 2014, Wayne Mackie tendered his resignation as our executive vice president, chief financial officer and treasurer effective as of November 10, 2014. Although Mr. Mackie is no longer one of our executive officers, he is currently treated as one for purposes of disclosure under this item of Form 8-K. In fiscal 2015, Mr. Mackie will receive a base salary of $425,000, and will be working part-time until his anticipated retirement in July, 2015. In addition, on March 31, 2015, our compensation committee accelerated the vesting of all outstanding stock options and time-vesting restricted stock units granted to Mr. Mackie under our 2006 equity incentive plan. In addition, on that date, we and Mr. Mackie terminated all outstanding performance-vesting restricted stock units granted to him under the plan and agreed that the terms regarding exercisability of the outstanding stock options granted to Mr. Mackie under the plan are the same as those in our current form of Nonqualified Stock Option agreement for grants made to employees under our long-term incentive plan and 2006 equity incentive plan, which is filed as Exhibit 10.16 to our annual report on Form 10-K filed with the SEC on March 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRA INTERNATIONAL, INC.

Dated: April 6, 2015	By:	/s/ Chad M. Holmes
Chad M. Holmes
Chief Financial Officer, Executive Vice President
and Treasurer